MFS Strategic Value Fund, a series of MFS Trust X, changed its disclosure under Principal Investment Strategies from "The fund invests, under normal market conditions, at least 65% of its net assets in common stocks and related securities, such as preferred stocks, convertible securities and depository receipts" to "MFS normally invests the fund's assets primarily in equity securities" as described in Post-Effective Amendment No. 62 to the Registration Statement (File Nos. 33-1657 and 811-4492), as filed with the Securities and Exchange Commission via EDGAR on September 29, 2006, under Rule 485 under the Securities Act of 1933. Such description is incorporated herein by reference.

MFS Emerging Markets Debt Fund, a series of MFS Trust X, changed its disclosure under Investment Objective from "...is total return (high current income and long-term growth of capital)," to "...is to seek total return with an emphasis on high current income, but also considering capital appreciation," and deleted the disclosure under Principle Investment Strategies "The fund expects to maintain investments, under normal market conditions, in at least five countries outside of the United States, but may invest a substantial amount of its assets in issuers located in a single country or a limited number of countries." as described in Post-Effective Amendment No. 62 to the Registration Statement (File Nos. 33-1657 and 811-4492), as filed with the Securities and Exchange Commission via EDGAR on September 29, 2006, under Rule 485 under the Securities Act of 1933. Such description is incorporated herein by reference.

MFS New Endeavor Fund, a series of MFS Trust X, changed its disclosure under Principal Investment Strategies from "The fund invests, under normal market conditions, at least 65% of its net assets in equity securities of companies with medium market capitalizations which the fund's investment adviser, Massachusetts Financial Services Company (referred to as MFS or the adviser) believes have above average growth prospects and/or attractive valuations based on current and expected earnings or cash flows," to "MFS (Massachusetts Financial Services Company, the fund's investment adviser) normally invests the fund's assets primarily in equity securities...While MFS may invest the fund's assets in companies of any size, MFS generally focuses on companies with small capitalizations," as described in Post-Effective Amendment No. 62 to the Registration Statement (File Nos. 33-1657 and 811-4492), as filed with the Securities and Exchange Commission via EDGAR on September 29, 2006, under Rule 485 under the Securities Act of 1933. Such description is incorporated herein by reference.